                                   MERGER AGREEMENT


                                        AMONG


                            ROCKY MOUNTAIN INTERNET, INC.,
                              A DELAWARE CORPORATION,


                         RMI ACQUISITION SUBSIDIARY, INC.,
                             A WASHINGTON CORPORATION,


                         APPLICATION METHODS, INCORPORATED,
                             A WASHINGTON CORPORATION,

                                        AND

                                RONALD M. STEVENSON,

                                  GREGORY A. BROWN

                                        AND

                                  RONALD NICHOLL,
                                    SHAREHOLDERS


                                    JUNE 30, 1998

                                 TABLE OF CONTENTS

1.   Definitions

2.   Basic Transaction
     (a)  The Merger
     (b)  The Closing
     (c)  Actions at the Closing
     (d)  Effect of Merger
     (e)  Conversion of Securities
     (f)  Merger Consideration
     (g)  Closing of Transfer Records

3.   Representations and Warranties Concerning Shareholders
     (a)  Authorization of Transaction
     (b)  Application Methods Shares
     (c)  Receipt of Disclosure Documents
     (d)  Risk of Loss
     (e)  Ability to Evaluate Risks and Merits
     (f)  Suitability of Investment
     (g)  INTENTIONALLY DELETED
     (h)  Access to Information
     (i)  Potential Lack of Liquidity
     (j)  Lack of Transferability
     (k)  Shareholders Not Subject to Backup Withholding
     (l)  Restrictive Legend
     (m)  Investment Intent
     (n)  No Intention to Transfer Securities
     (o)  INTENTIONALLY DELETED
     (p)  Legal, Accounting and Other Fees and Expenses

4.   Representations and Warranties Concerning Application Methods
     (a)  Organization, Qualification and Corporate Power
     (b)  Capitalization
     (c)  Noncontravention
     (d)  Authorization of Transaction
     (e)  Title to Assets
     (f)  Subsidiaries
     (g)  Financial Statements
     (h)  Events Subsequent to March 31, 1998
     (i)  Undisclosed Liabilities

     (j)  Legal Compliance
     (k)  Tax Matters
     (l)  Real Property
     (m)  Intellectual Property
     (n)  Tangible Assets
     (o)  Inventory
     (p)  Contracts
     (q)  Notes and Accounts Receivable
     (r)  Powers of Attorney
     (s)  Insurance
     (t)  Litigation
     (u)  Product Warranty
     (v)  Product Liability
     (w)  Employees
     (x)  Employee Benefits
     (y)  Guaranties
     (z)  Environmental, Health and Safety Matters
     (aa) Certain Business Relationships with Application Methods
     (bb) Brokers' Fees
     (cc) Representations Regarding Code Sections 368(a)(1)(A) and 368 (a)(2)(E)
     (dd) Disclosure

5.   Representations and Warranties of RMI and Subsidiary
     (a)  Organization
     (b)  Authorization of Transaction
     (c)  Noncontravention
     (d)  Brokers' Fees
     (e)  Expenses
     (f)  Representations regarding Code Sections 368(a)(1)(A) and 368(a)(2)(E)

6.   INTENTIONALLY DELETED

7.   Post-Closing Covenants
     (a)  General
     (b)  Litigation Support
     (c)  Transition
     (d)  Confidentiality
     (e)  Non-Solicitation
     (f)  Covenant Not to Compete
     (g)  Certain Limitation of RMI Shares
     (h)  Effectiveness of Registration Statement

8.   Conditions to Obligation to Close
     (a)  Conditions to Obligation of RMI and Subsidiary
     (b)  Conditions of Obligation of Shareholders and Application Methods

9.   Remedies for Breaches of This Agreement
     (a)  Survival of Representations and Warranties
     (b)  Indemnification Provisions for Benefit of RMI and Subsidiary
     (c)  Indemnification Provisions for Benefit of Shareholders
     (d)  Matters Involving Third Parties
     (e)  Remedies
     (f)  Limitations on Indemnification
     (g)  Shareholders Payment Obligations for Indemnification
     (h)  Other Indemnification Provisions

10.  Tax Matters
     (a)  Tax Return Filing Obligation
     (b)  Cooperation on Tax Matters
     (c)  Certain Taxes

11.  INTENTIONALLY DELETED

12.  Defined Terms

13.  Miscellaneous
     (a)  Press Releases and Public Announcements
     (b)  No Third-Party Beneficiaries
     (c)  Entire Agreement
     (d)  Succession and Assignment
     (e)  Counterparts
     (f)  Headings
     (g)  Notices
     (h)  Governing Law
     (i)  Amendments and Waivers
     (j)  Severability
     (k)  Construction
     (l)  Incorporation of Exhibits and Schedules
     (m)  Submission to Jurisdiction

Exhibit A - Articles and Plan of Merger
Exhibit B - Application Methods and Shareholders Closing Certificate Exhibit C - RMI and Subsidiary Closing Certificate

Disclosure Schedule - Exceptions to Representations and Warranties

                                   MERGER AGREEMENT

       This Merger Agreement ("Agreement") is entered into on June 30, 1998, by and among Rocky Mountain Internet, Inc., a Delaware corporation ("RMI"), RMI Acquisition Subsidiary, Inc., a Washington corporation and a wholly-owned subsidiary of RMI (the "SUBSIDIARY"), Application Methods, Incorporated, a Washington corporation ("Application Methods") and Ronald M. Stevenson, Gregory
A. Brown and Ronald Nicholl, the Shareholders of Application Methods (collectively, the "SHAREHOLDERS"). RMI, Subsidiary, Application Methods and Shareholders are collectively referred to herein as the "PARTIES".

       This Agreement contemplates a transaction in which RMI through Subsidiary will acquire all of the outstanding capital stock of Application Methods for common stock of RMI delivered to Shareholders through a reverse subsidiary merger intended to qualify as a reorganization within the meaning of Section 368(a)(1) of the Code where Subsidiary is merged with and into Application Methods.

       The parties acknowledge that prior to the execution of this Agreement and the Closing contemplated hereby, the Shareholders will cause e-SELL Commerce Systems, Inc., a Washington corporation, ("e-SELL"), to merge with and into Applications Methods in a merger intended by the shareholders to qualify as a reorganization within the meaning of section 368(a)(1) of the Code. The Shareholders acknowledge that e-SELL was incorporated on December 9, 1997 and operated as a separate entity under the control of the Shareholders from January 1, 1998 until the merger with Application Methods. The Parties intend any representations and warranties of Application Methods and of the Shareholders herein, that may be applicable to the operations of e-SELL during the period of its independent operation, shall include representations and warranties with respect to e-SELL to be within the representation and warranties of Application Methods and the Shareholders given with respect to Application Methods.

       Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

       1. DEFINITIONS.    Capitalized terms used in this Agreement have the
meaning provided in the above preface or in Section 12 below.

       2. BASIC TRANSACTION.

       (a) THE MERGER. On and subject to the terms and conditions of this Agreement, Subsidiary will merge with and into Application Methods (the "MERGER") at the Effective Time. Application Methods shall be the corporation surviving the Merger ("SURVIVING CORPORATION").

       (b) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of RMI's counsel, Minor & Brown, P.C., 650 South Cherry Street, Suite 1100, Denver, Colorado and by facsimile and telephone with such of the

Parties who are not present at the place of Closing, commencing at 9:00 a.m. local time on the date hereof, or such other date as the Parties may mutually determine (the "CLOSING DATE").

       (c) ACTIONS AT THE CLOSING. At the Closing, (i) Application Methods will deliver to RMI and Subsidiary the various certificates, instruments, and documents referred to in Sections 4(a) and 8(a) below, (ii) RMI and Subsidiary will deliver to Application Methods the various certificates, instruments, and documents referred to in Section 8(b) below, (iii) Application Methods and Subsidiary will file with the Secretary of State of the State of Washington Articles of Merger substantially in the form attached hereto as EXHIBIT A or such other form as required by the State of Washington and mutually acceptable to the parties (collectively the "ARTICLES OF MERGER").

       (d) EFFECT OF MERGER.

              (i) GENERAL. The Merger shall become effective at the time Application Methods and Subsidiary file the Articles of Merger with the Secretary of State of the State of Washington (the "EFFECTIVE TIME"). The Merger shall have the effect set forth in the Washington Business Corporation Act. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Application Methods or Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

              (ii) ARTICLES OF INCORPORATION. The Articles of Incorporation of the Surviving Corporation shall be unchanged by the merger.

              (iii) BYLAWS. The Bylaws of the Surviving Corporation shall be unchanged by the merger.

              (iv) DIRECTORS AND OFFICERS. The directors and officers of Subsidiary shall become the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).

       (e) CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any further action on the part of RMI, Subsidiary, Application Methods or Shareholders, the shares of capital stock of Subsidiary and Application Methods shall be cancelled or converted as follows:

              (i) CAPITAL STOCK OF SUBSIDIARY. Each issued and outstanding share of capital stock of Subsidiary shall continue to be issued and outstanding and shall be converted into one share of validly issued, fully paid and non-assessable common stock of the Surviving Corporation. Each stock certificate of Subsidiary evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

              (ii) CANCELLATION OF CERTAIN SHARES OF CAPITAL STOCK OF APPLICATION METHODS. All Application Methods Shares that are owned directly or indirectly by Application Methods shall be cancelled and no stock of RMI or other consideration shall be delivered in exchange therefor.

              (iii) CONVERSION OF APPLICATION METHODS SHARES. Each Application Methods Share (other that the shares cancelled pursuant to Section 2(e)(ii) above) that is issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive the Merger Consideration and then cancelled and retired, without any action on the part of the holders thereof, and each holder of a certificate representing such Application Methods Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid or issued in consideration therefor upon the surrender of such certificates representing Application Methods Shares.

       (f) MERGER CONSIDERATION. Shareholders shall receive consideration for the Merger ("Merger Consideration") based upon an agreed upon RMI Share price of $8.73 per share as follows:

              (i) RMI SHARES AT CLOSING. Subject to the terms and conditions of this Section and as soon as practicable after Closing, RMI will cause RMI common stock to be delivered to the Shareholders as follows (the "CLOSING PURCHASE PRICE"):

       Ronald Stevenson       95,075 shares of RMI Registrable Shares, and
                             142,612 shares of RMI Restricted Closing Shares;

       Gregory A. Brown        2,291 shares of RMI Registrable Shares, and
                               3,436 shares of RMI Restricted Closing Shares;
                            and

       Ronald Nicholl         17,182 shares of RMI Registrable Shares, and
                              25,773 shares of RMI Restricted Closing Shares.

Of the RMI Shares to be received at Closing, 114,548 shares will be registered in RMI's Registration Statement currently in review on Form S-1 ("REGISTRABLE SHARES"). To accomplish this registration, RMI will use its best efforts to amend the current Form S-1 by August 25, 1998, to include the Shareholders as selling shareholders as to the number of Registrable Shares allocated to such shareholder above and to cause the Registration Statement to become effective before the close of business Pacific Daylight Time on September 30, 1998. The Shareholders acknowledge and understand that RMI is involved in one or more confidential negotiations to obtain significant debt financing for its corporate and strategic purposes. The Shareholders further acknowledge and understand that any one or more of several factors or circumstances relating to such financing, including but not limited to, the progress of the negotiations for obtaining such financing, the requirements or demands of the person(s) that may provide such financing, or the schedule that may ultimately be agreed to for obtaining such financing, may result in the Registration Statement not being effective by September 30, 1998, notwithstanding the use by RMI of its best efforts to cause the Registration Statement to be declared effective by such date. The balance of the 171,821
RMI Shares issued as Closing Purchase Price will not be registered and will have no rights to registration and will be "restricted" as that term is defined in Rule 144 of the Securities Act ("RESTRICTED CLOSING SHARES").

         In the event that the Registrable Shares are not registered for resale by the close of business on September 30, 1998, the Shareholders shall have piggyback rights to register their Registrable Shares in the next registration statement filed by RMI except for a registration statement filed on Form S-4 or Form S-8 or other similar inappropriate forms.

       (ii) EARN-OUT CONTINGENT SHARES. In addition, the Shareholders will be entitled to receive an additional number of shares of RMI common stock (the "CONTINGENT PURCHASE PRICE") to be earned, if at all, based upon Surviving Corporation obtaining certain financial performance criteria over the three (3) year period following closing ("EARN OUT PERIOD") as set forth below. The Contingent Purchase Price would be earned, if at all, in six (6) month intervals during the Earn Out Period. For each such six (6) month period beginning the first day of the first full month after closing, RMI would issue, within forty-five (45) days of the close of such period, that number of shares of RMI common stock equal to thirty percent (30%) of the net income before taxes of the Surviving Corporation as determined in accordance with generally accepted accounting principles ("GAAP"), not to exceed in total over the Earn Out Period, Two Million Five Hundred Thousand and No/Dollars ($2,500,000). Any and all RMI common shares issued as the Contingent Purchase Price will not be registered and will have no rights to registration and will be "restricted" as that term is defined in Rule 144 of the Securities Act. RMI common shares to be issued as the Contingent Purchase Price will be valued based upon the average closing price of the RMI common stock, rounded to two (2) decimal places, as reported on the NASDAQ SmallCap National Market or National Market System or other national exchange then listing RMI Shares for each of the twenty (20) consecutive trading days for the period ending prior to the end of any six (6) month interval in which Contingent Purchase Price is earned. No fractional shares of RMI stock (and no scrip certificates thereof) shall be issued, and any fractional share interests which would otherwise be issued shall be rounded to the nearest whole share. If at any time during the Earn Out Period less than Two Million Five Hundred Thousand and No/Dollars ($2,500,000) of the Contingent Purchase Price, if any, has been paid to the Shareholders and RMI merges or consolidates with any other entity in a transaction in which RMI is not the surviving corporation (other than a merger intended to qualify under section 368(a)(1)(F) of the Code) (a "DISAPPEARING MERGER"), RMI shall notify the Shareholders, not less than 30 days prior to the Disappearing Merger, of the possibility of a transaction, including the nature of any consideration that the Shareholders might receive in satisfaction of any remaining

Continent Purchase Price obligation upon consummation of the Disappearing Merger; provided, however, that RMI shall not be required to notify the Shareholders if such notification is prohibited by law or pursuant to the terms of any confidentiality agreement between RMI and another party to the Disappearing Merger.

              (iii) ALLOCATION OF CONTINGENT PURCHASE PRICE. If shares of RMI common stock are issued as the Contingent Purchase Price, such shares shall be allocated among the Shareholders as follows:

       Ronald Stevenson              83% of the Contingent Purchase Shares;

                                  Gregory A. Brown                  2% of the
                                  Contingent Purchase Shares; and

                                  Ronald Nicholl                   15% of the
                                  Contingent Purchase Shares.

              (iv) CERTAIN LIMITATION OF RMI SHARES. Each Shareholder shall comply with the limitations set forth in Section 7(g) of this Agreement.

       (g) CLOSING OF TRANSFER RECORDS. After the close of business on the Closing Date, transfers of Application Methods Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation. If any certificates representing such shares are so presented to the Surviving Corporation, they shall be cancelled and the only right of the holder of such Certificate shall be to share in the Merger Consideration.

       3. REPRESENTATIONS AND WARRANTIES CONCERNING SHAREHOLDERS. To induce RMI and Subsidiary to enter into this Agreement and consummate this transaction, each of the Shareholders represents and warrants to RMI and Subsidiary that the statements contained in this Section 3 are true, correct and complete as of the date of this Agreement, except as set forth in the Disclosure Schedule delivered by Shareholders to RMI and Subsidiary on the date hereof and initialed by the Parties (the "DISCLOSURE SCHEDULE"). Nothing in a particular section of the Disclosure Schedule shall be deemed adequate to disclose an exception to another representation or warranty made in this Merger Agreement, unless such section of the Disclosure Schedule identifies the exception with particularity which shall include specific cross references. The Disclosure Schedule will be arranged in Sections corresponding to the lettered and numbered paragraphs and subparagraphs contained in this Section 3.

       (a) AUTHORIZATION OF TRANSACTION. Shareholders have the legal capacity and the full power and authority to execute and deliver this Agreement and to perform the obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of the Shareholders, enforceable in accordance with its terms and conditions. Shareholders need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

       (b) APPLICATION METHODS SHARES. Each individual Shareholder holds of record and owns beneficially all of the Application Methods Shares set forth next to his name in Section 3(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Shareholders, and each individual Shareholder, are not individually or collectively a party to any option, warrant, purchase right, or other contract or commitment that could require Application Methods or Shareholders to sell, transfer, or otherwise dispose of any capital stock of Application Methods (other than this Agreement). Shareholders, and each individual Shareholder, are not individually or collectively a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of Application Methods.

       (c) RECEIPT OF DISCLOSURE DOCUMENTS. The Shareholders have received and reviewed, and understand the information contained in, the documents identified below filed by RMI (collectively, the "Disclosure Documents"). In evaluating the suitability of the Merger and the resulting acquisition of the Registrable Shares and all other RMI Shares and rights, whether contingent or fixed, to receive RMI Shares (collectively the "SECURITIES") (the Merger and resulting acquisition of the Securities hereinafter referred to as the "INVESTMENT IN THE SECURITIES"), the Shareholders have not relied upon any representations or other information (whether oral or written) from RMI, its officers, directors, or employees or from any other person other than as set forth in the Disclosure Documents and except in connection with such inquiries as are contemplated in subsection (h) below.

       The Disclosure Documents are: (i) RMI's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 and the consolidated financial statements and schedules of RMI included therein, audited by Baird, Kurtz & Dobson, Certified Public Accountants, and McGladrey & Pullen, LLP, Certified Public Accountants, as set forth in their reports with respect thereto, as amended by Form 10-KSB/Amendment No. 1, filed April 18, 1997 and Form 10-KSB/A-2, filed April 30, 1997; (ii) RMI's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997; (iii) RMI's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997; (iv) RMI's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997; (v) RMI's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997; (vi) RMI's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998; (vii) RMI's Current Report on Form 8-K filed January 28, 1997 (date of event reported:
January 21, 1997); (viii) RMI's Current Report on Form 8-K filed March 24, 1997 (date of event reported: March 21, 1997); (ix) RMI's Current Report on Form 8-K filed August 21, 1997 (date of event reported: August 15, 1997); (x) RMI's Current Report on Form 8-K filed October 1, 1997 (date of event reported: September 17, 1997) (xi) RMI's

Current Report on Form 8-K filed October 6, 1997 (date of event reported:
October 1, 1997); (xii) definitive Proxy Statement dated February 13, 1998;
(xiii) RMI's Form S-1 Registration Statement filed May 15, 1998; (xiv) RMI's Current Report on Form 8-K filed June 11, 1998 (date of event reported: June 5, 1998); and (xv) such other documents filed by RMI prior to Closing.

       The Shareholders understand and acknowledge that the Proxy Statement and Form S-1 Registration Statement referred to above include financial statements as of, and for the periods ended, December 31, 1996, March 31, 1997, June 30, 1997, and September 30, 1997, which financial statements restated results of operations and balance sheets previously contained in RMI's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997, Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997, and Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997.

       (d) RISK OF LOSS. Except for the Registrable Shares, each of the Shareholders represents as to himself that he is in a financial position to hold the Securities for an indefinite period of time and is able to bear the economic risk and withstand a complete loss of his investment in the Securities.

       (e) ABILITY TO EVALUATE RISKS AND MERITS. The Shareholders, either alone or with the assistance of the Shareholders' own professional advisors, have such knowledge and experience in financial and business matters that the Shareholders are capable of evaluating the merits and risks of an investment in the Securities and have the capacity to protect the Shareholders' own individual interests in connection with an investment in the Securities and each Shareholder has the net worth to undertake such risks.

       (f) SUITABILITY OF INVESTMENT. The Shareholders have obtained, to the extent the Shareholders deem necessary, each individual Shareholder's own personal professional advice with respect to the risks inherent in the investment in the Securities and the suitability of an investment in the Securities in light of each individual Shareholder's financial condition and investment needs.

       (g)  INTENTIONALLY DELETED

       (h) ACCESS TO INFORMATION. The Shareholders have been given access to the Disclosure Documents of RMI and have utilized such access to the Shareholders' satisfaction, for the purposes of asking questions and receiving answers concerning the terms and conditions of the Merger (including the offering of the Securities in connection with the Merger) or verifying the information included in the Disclosure Documents and obtaining any of the documents described in the Disclosure Documents. Each of the Shareholders has been given the opportunity to ask questions of, and to receive answers from, representatives of RMI to obtain information concerning the Merger and to receive any additional verbal information, to the extent reasonably available, necessary to verify the accuracy of information provided in the Disclosure Documents.

       (i) POTENTIAL LACK OF LIQUIDITY. The Shareholders recognize that RMI has not been profitable since its inception and that an investment in the Securities involves a high degree of risk, including, but not limited to, the risk of loss of 100% of the Shareholders' investment in the Securities; and the Shareholders further recognize that trading in RMI's common stock has been inactive until only recently. There can be no assurance that an active market can or will be maintained for the trading of the Securities. The Shareholders may, therefore, find it difficult to dispose of the Securities.

       (j) LACK OF TRANSFERABILITY. The Shareholders realize that (i) the investment in the Securities, excluding the Registrable Shares, is a long-term investment; (ii) the purchaser of the Securities must bear the economic risk of investment for an indefinite period of time because the Securities have not been and, other than the Registrable Shares, upon effectiveness, will not be registered under the Securities Act, or under the securities laws of any state and, therefore, other than the Registrable Shares, upon effectiveness, such Securities cannot be resold unless they are subsequently registered under said laws or exemptions from such registrations are available; (iii) the transferability of such Securities, other than the Registrable Shares, upon effectiveness, is restricted and requires conformity with the restrictions contained in subsection (m) and Section 7(g) below; and
(iv) legends will be placed on the certificate(s) representing the Securities referring to the applicable restrictions on transferability.

       (k)  SHAREHOLDERS NOT SUBJECT TO BACKUP WITHHOLDING.  Each
Shareholder, individually and on his own behalf, certifies, under penalty of perjury, that he is not subject to the backup withholding provisions of
Section 3406 of the Code.

       (l) RESTRICTIVE LEGEND. The Shareholders acknowledge and understand that a legend will be placed on any certificate representing the Securities (including any Registrable Shares prior to the time that Registrable Shares are registered) substantially to the following effect:

       THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT WITH RESPECT TO SUCH SECURITIES, OR EXCEPT (i) IN A TRANSACTION REGISTERED UNDER THE ACT, (ii) IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE

       ACT OR (iii) FOLLOWING RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

       (m) INVESTMENT INTENT. The Shareholders have been advised that the Securities have not been and, other than the Registrable Shares, will not be registered under the Securities Act, or applicable state securities laws, that the Securities are being offered and sold pursuant to and in reliance on exemptions from the registration requirements of such laws, and RMI's reliance upon such exemptions is predicated in part on the Shareholders' representations as contained herein. The Shareholders represent and warrant that, other than the Registrable Shares, the Securities are being acquired for the Shareholders' individual accounts, for investment purposes only, and without the intention of reselling or redistributing the same other than in accordance with Section 2(f)(i) of this Agreement, transactions not involving a "sale" as that term is defined in and interpreted under Section 2(a)(3) of the Securities Act or as disclosed on Sections 3(m) and 4(p), number 8, of the Disclosure Schedule, and except for the foregoing, the Shareholders have made no agreement with others regarding any of the Securities; and the Shareholders' financial condition is such that it is not likely that it will be necessary to dispose of any Securities other than the Registrable Shares in the foreseeable future. The Shareholders further represent and agree that if, contrary to the foregoing intentions, the Shareholders should later desire to dispose of or transfer any of the Securities other than the Securities to be registered, in any manner, they shall not do so except (i) in a transaction registered under the Securities Act, (ii) in a transaction exempt from the registration requirements of the Securities Act, or (iii) following receipt of an opinion of counsel satisfactory to the issuer to the effect that registration is not required under the Securities Act.

       (n) NO INTENTION TO TRANSFER SECURITIES. Except with respect to the Registrable Shares, transactions not involving a "sale" as that term is defined in and interpreted under Section 2(a)(3) of the Securities Act and as disclosed on Sections 3(m) and 4(p), number 8, of the Disclosure Schedule, the Shareholders represent and warrant that the Securities are being acquired by the Shareholders in the individual Shareholder's name solely for the individual Shareholder's own beneficial interest and not as nominee for, or on behalf of, or for the beneficial interest of, or with the intention to transfer to, any other person, trust, or organization.

       (o)  INTENTIONALLY DELETED.

       (p) LEGAL, ACCOUNTING AND OTHER FEES AND EXPENSES. Shareholders acknowledge that all of Application Method's legal, accounting and other fees, costs and expenses associated with this transaction shall be paid by the individual Shareholders and shall not be the obligation of Application Methods except that RMI shall be responsible for up to $6,000 to be used for 1996 audited Financial Statements to be prepared by the accountant for Application Methods.

In addition, the Shareholders shall be solely responsible for any and all brokerage or finder's fees as a result of this Merger, including but not limited to any and all amounts owed to Windswept Capital LLC. This representation is made without regard to the limitations on indemnification set forth in Section 9(f) of this Agreement.

       4. REPRESENTATIONS AND WARRANTIES CONCERNING APPLICATION METHODS. To induce RMI and Subsidiary to enter into this Agreement and consummate this transaction, each of the Shareholders, jointly and severally, represent and warrant to RMI and Subsidiary that the statements contained in this Section 4 are true, correct and complete as of the date of this Agreement as set forth in the Disclosure Schedule delivered by Shareholders to RMI and Subsidiary on the date hereof and initialed by the Parties (the "DISCLOSURE SCHEDULE"). Nothing in a particular section of the Disclosure Schedule shall be deemed adequate to disclose an exception to another representation or warranty made in this Merger Agreement, unless such section of the Disclosure Schedule identifies the exception with particularity which shall include any specific cross-references. The Disclosure Schedule will be arranged in Sections corresponding to the lettered and numbered paragraphs and subparagraphs contained in this Section 4.

       (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Application Methods is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Application Methods is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required other than where the failure to be duly qualified would not have a material adverse effect. Application Methods has full power and authority and all material licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it other than where the failure to have such would not have a material adverse effect. Section 4(a) of the Disclosure Schedule lists the directors and officers of Application Methods. Shareholders have delivered to RMI and Subsidiary true, correct and complete copies of (i) Application Method's Articles of Incorporation, as certified by the Secretary of State of the State of Washington within sixty (60) days of Closing, and recertified by the Chief Executive Officer of Application Methods on the Closing Date, (ii) bylaws (as amended to date) as certified by the Chief Executive Officer of Application Methods on the Closing Date, (iii) minute books (containing the records of meetings of the Shareholders, the board of directors, and any committees of the board of directors) as certified by the Chief Executive Officer of Application Methods on the Closing Date, and (iv) stock certificate books, and stock record books of Application Methods, as certified by the Chief Executive Officer on the Closing Date. Application Methods is not in default under or in violation of any provision of its Articles of Incorporation or bylaws. Application Methods has no predecessors, except e-SELL.

       (b) CAPITALIZATION. The entire authorized capital stock of Application Methods consists of 50,000 Application Methods Shares, of which 1,000 Application Methods Shares are issued and outstanding. All of the issued and outstanding Application Methods Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by

Shareholders as set forth in Section 4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Application Methods to issue, purchase, acquire, sell, or cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Application Methods. There are no voting trusts, proxies, or other agreements or understandings with respect to the capital stock of Application Methods.

       (c) NONCONTRAVENTION. Except as set forth on Section 4(c) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Application Methods is subject which would have a material adverse effect or any provision of the Articles of Incorporation or bylaws of Application Methods or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Application Methods is a party or by which it is bound or to which any of its assets is subject which would have a material adverse effect (or result in the imposition of any security interest upon any of its assets). Except as set forth on Section 4(c) of the Disclosure Schedule, Application Methods need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any governmental agency in order for the Parties to consummate the transaction contemplated by this Agreement.

       (d) AUTHORIZATION OF TRANSACTION. Application Methods has the full power and authority to execute and deliver this Agreement and to perform the obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Application Methods, enforceable in accordance with its terms and conditions.

       (e) TITLE TO ASSETS. Except as set forth on Section 4(e) of the Disclosure Schedule, Application Methods has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the March 31, 1998 Balance Sheet or acquired after the date thereof, free and clear of all security interests, except for properties and assets disposed of in the Ordinary Course of Business since the March 31, 1998 Balance Sheet.

       (f) SUBSIDIARIES. There are not now nor have there ever been any subsidiaries of Application Methods.

       (g) FINANCIAL STATEMENTS. Application Methods and Shareholders have provided, copies of the following financial statements (i) audited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended December 31, 1996 for

Application Methods and December 31, 1997 combined for Application Methods and e-SELL (collectively the "AUDITED FINANCIAL STATEMENTS"); (ii) unaudited balance sheets and statements of income as of and for the fiscal year ended December 31, 1995; (iii) unaudited balance sheets and statements of income for the calendar quarter ended March 31, 1998 and for the five-month period commencing January 1, 1998 and ending May 31, 1998 combined for Application Methods and e-SELL, and (iv) accounts payable, accounts receivable, cash balances, and loan and line of credit balances current within seven (7) business days of Closing with notes as to any material changes since such date (the financial statements in subparagraphs (ii)-(iv) are collectively referred to as the "UNAUDITED FINANCIAL STATEMENTS"). The Audited Financial Statements and the Unaudited Financial statements are collectively referred to as the "FINANCIAL STATEMENTS". The Audited Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Application Methods as of such dates and the results of operations of Application Methods for such periods. To the Knowledge of the Shareholders, the Financial Statements are consistent with the books and records of Application Methods (which books and records have been prepared in good faith by Application Methods).

       (h) EVENTS SUBSEQUENT TO MARCH 31, 1998. Except as set forth on Section 4(h) of the Disclosure Schedule, since March 31, 1998, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of Application Methods. Without limiting the generality of the foregoing since that date:

            (i) Application Methods has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

            (ii) Application Methods has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 or outside the Ordinary Course of Business;

            (iii) Application Methods has not accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which Application Methods is a party or by which it is bound;

            (iv) Application Methods has not imposed any security interest upon any of its assets, tangible or intangible;

            (v) Application Methods has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

            (vi) Application Methods has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

            (vii) Application Methods has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 or outside the Ordinary Course of Business;

            (viii) Application Methods has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

            (ix) Application Methods has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims);

            (x) Application Methods has not granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the Ordinary Course of Business;

            (xi) there has been no change made or authorized in the Articles of Incorporation or bylaws of Application Methods;

            (xii) Application Methods has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

            (xiii) Application Methods has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

            (xiv) Application Methods has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

            (xv) Application Methods has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

            (xvi) Application Methods has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement outside the Ordinary Course of Business;

            (xvii) Application Methods has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

            (xviii) Application Methods has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

            (xix) Application Methods has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

            (xx) Application Methods has not made or pledged to make any charitable or other capital contribution;

            (xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Application Methods; and

            (xxii) Application Methods has not committed to any of the foregoing.

       (i) UNDISCLOSED LIABILITIES. Except as set forth on Section 4(i) of the Disclosure Schedule, Application Methods has no Liability (and there is, to the Knowledge of the Shareholders, no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Application Methods giving or that could give rise to any Liability), except for
(i) Liabilities set forth on the face of the March 31, 1998 Balance Sheet and in any notes, thereto; and, (ii) Liabilities which have arisen after the March 31, 1998 Balance Sheet in the Ordinary Course of Business.

       (j) LEGAL COMPLIANCE. To the Knowledge of the Shareholders, Application Methods' predecessors and Application Methods have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state or local governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Application Methods alleging any failure so to comply other than where the failure to comply would not have a material adverse effect.

       (k) TAX MATTERS.  Except as set forth on Section 4(k) of the Disclosure
Schedule:

            (i) Application Methods has filed all Tax Returns that it was required to file except where such failure to file would not have a material adverse effect. All such Tax Returns were true, correct and complete in all material respects. All Taxes shown as due on such Tax Returns have been paid. Application Methods currently is not the beneficiary of any extension of time within which to file any Tax Return.
       No claim has ever been made by an authority in a jurisdiction where Application Methods does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Application Methods that arose in connection with any failure (or alleged failure) to pay any Tax.

            (ii) Application Methods has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

            (iii) Neither Shareholders nor any director or officer (or employee responsible for Tax matters) of Application Methods expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Application Methods either (A) claimed or raised by any authority in writing or (B) as to which the Shareholders, directors and officers (and employees responsible for Tax matters) of Application Methods has Knowledge based upon personal contact with any agent of such authority.
       Section 4(k) of the Disclosure Schedule lists all federal, state, and local income Tax Returns filed with respect to Application Methods for taxable periods ended on or after December 31, 1995, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Shareholders have delivered to RMI correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Application Methods since December 31, 1995.

            (iv) Application Methods has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (v) Application Methods has not made any payments, is not obligated to make any payments, or is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Application Methods has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Application Methods is not a party to any Tax allocation or sharing agreement. Application Methods (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (B) has no Liability for the Taxes of any Person (except e-SELL) under Reg. Section 1.1502-6 (or any similar provision of state or local law), as a transferee or successor, by contract, or otherwise.

            (vi) Section 4(k) of the Disclosure Schedule sets forth the following information with respect to Application Methods as of the most recent practicable date: (A) the basis of Application Method's assets;
       (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to Application Methods; and (C) the amount of any deferred gain or loss allocable to Application Methods.

            (vii) In the reasonable opinion of Application Methods, the unpaid Taxes of Application Methods (A) did not, as of the March 31, 1998 Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the March 31, 1998 Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Application Methods in filing its Tax Returns.

       (l) REAL PROPERTY.

            (i) Application Methods does not own and has never owned any real property.

            (ii) Section 4(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to Application Methods. Shareholders have delivered to RMI correct and complete copies of the leases and subleases listed in Section 4(l)(ii) of the Disclosure Schedule (as amended to date). Except as set forth on Section 4(l)(ii) of the Disclosure Schedule, with respect to each lease and sublease listed in Section 4(l)(ii) of the Disclosure Schedule, to the Knowledge of the Shareholders:

                 (A) the lease or sublease is legal, valid, binding,
            enforceable, and in full force and effect;

                 (B) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                 (C) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                 (D) no party to the lease or sublease has repudiated any
            provision thereof;

                 (E) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                 (F) Application Methods has not assigned, transferred,
            conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                 (G) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                 (H) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

                 (I) the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any security interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

       (m) INTELLECTUAL PROPERTY.

            (i) Application Methods owns or has the rights to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary and appropriate for the operation of the business of Application Methods as presently conducted. Each item of Intellectual Property owned or used by Application Methods immediately prior to the Closing hereunder, as set forth on Section 4(m) of the Disclosure Schedule, will be owned or available for use by RMI, Surviving Corporation or any affiliate thereof on identical terms and conditions immediately subsequent to the Closing hereunder. Application Methods has taken all appropriate actions to maintain and protect each item of Intellectual Property that it owns or uses.

            (ii) Application Methods has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and Shareholders have not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Application Methods must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Shareholders, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with (nor has any of the foregoing been threatened) any Intellectual Property rights of Application Methods that has not been resolved in the Ordinary Course of Business without any further obligations to Applications Methods.

            (iii) Section 4(m) of the Disclosure Schedule identifies each patent or registration which has been issued to Application Methods with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which Application Methods has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which Application Methods has granted to any third party with respect to any of its Intellectual Property (together with any exceptions) not including any licenses to products of Application Methods in the Ordinary Course of Business substantially consistent with the form attached to Section 4(m) of the Disclosure Schedule. Shareholders have delivered to RMI true, and complete copies of all such patents, registrations, pending applications, licenses, agreements, and permissions (as amended to date) and have made available to RMI true, correct and complete copies of all other written documentation evidencing ownership and prosecution
       (if applicable) of each such item. Section 4(m) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by Application Methods in connection with any of its business.
       With respect to each item of Intellectual Property required to be identified in Section 4(m) of the Disclosure Schedule:

                 (A) Application Methods possesses all right, title, and
            interest in and to the item, free and clear of any license, or other restriction outside the Ordinary Course of Business;

                 (B) Application Methods possesses all right, title and interest in and to the item free and clear of any Security Interest;

                 (C) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                 (D) no action, suit, proceeding, hearing, investigation,
            charge, complaint, claim, or demand is pending or, to the Knowledge of the Shareholders, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                 (E) Application Methods has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to its Intellectual Property services and products except as provided in the Ordinary Course of Business.

            (iv) Except for all off-the-shelf third party software used in the Ordinary Course of Business, which Application Methods and the Shareholders shall not specifically identify, Section 4(m) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Application Methods uses pursuant to license, sublicense, agreement, or permission. Shareholder has delivered to RMI true, correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4(m) of the Disclosure Schedule:

                 (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                 (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                 (C) no party to the license, sublicense, agreement, or
            permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                 (D) no party to the license, sublicense, agreement, or
            permission has repudiated any provision thereof;

                 (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                 (F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                 (G) no action, suit, proceeding, hearing, investigation,
            charge, complaint, claim, or demand is pending or, to the Knowledge of the Shareholders, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                 (H) Application Methods has not granted any sublicense or
            similar right with respect to the license, sublicense, agreement, or permission.

            (v) The Shareholders and Applications Methods do not expect Application Methods to interfere with, infringe upon, misappropriate, or otherwise come into conflict with any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

       (n) TANGIBLE ASSETS. Except as set forth on Section 4(n) of the Disclosure Schedule, Application Methods owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its businesses as presently conducted. Except as set forth on Section 4(n) of the Disclosure Schedule, each such tangible asset is free from patent defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair, and is suitable for the purposes for which it presently is used, all subject to normal wear and tear.

       (o) INVENTORY. Except as set forth on Section 4(o) of the Disclosure Schedule, the inventory of Application Methods consists of certain software products previously disclosed to RMI which conform in all material respects with their product description or specifications.

       (p) CONTRACTS. Section 4(p) of the Disclosure Schedule lists the following contracts and other agreements to which Application Methods is a party:

            (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

            (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, or the furnishing or receipt of software or other Intellectual Property, the performance of which will extend over a period of more than one year, result in a loss to Application Methods, or involve consideration in excess of $25,000;

            (iii) any agreement concerning a partnership or joint venture;

            (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a security interest on any of its assets, tangible or intangible;

            (v) any agreement concerning confidentiality or noncompetition currently in effect which are substantially different from the forms attached to Section 4(p) of the Disclosure Schedule;

            (vi) any agreement with Shareholders or Affiliates (other than Application Methods);

            (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

            (viii) any collective bargaining agreement;

            (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $40,000 or providing severance benefits;

            (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

            (xi) any agreement under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of Application Methods; or

            (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000.

       The Shareholders have delivered to RMI a true, correct and complete copy of each written agreement or form agreement listed in Section 4(p) of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4(p) of the Disclosure Schedule. With respect to each such agreement, to the Knowledge of the Shareholders: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect in identical terms following the consummation of the transaction contemplated hereby; (C) no party is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

       (q) NOTES AND ACCOUNTS RECEIVABLE. Except as set forth Section 4(q) of the Disclosure Schedule, all notes and accounts receivable of Application Methods as of June 20, 1998 are reflected properly on the books and records, are valid receivables subject to no setoffs or counterclaims, are current and, to the Knowledge of the Shareholders, will be collected in accordance with their terms at their recorded amounts consistent with the past debt payment and collection experience of Application Methods.

       (r) POWERS OF ATTORNEY. Except as set forth on Section 4(r) of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of Application Methods.

       (s) INSURANCE. Section 4(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Application Methods has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past two (2) years:

            (i) the name, address, and telephone number of the agent;

            (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

            (iii) the policy number and the period of coverage;

            (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

            (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

       With respect to each such insurance policy, to the Knowledge of
Shareholders: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither Application Methods nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. Section 4(s) of the Disclosure Schedule describes any self-insurance arrangements affecting Application Methods.

       (t) LITIGATION. Section 4(t) of the Disclosure Schedule sets forth each instance in which Application Methods (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of Shareholders, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state or local jurisdiction or before any arbitrator. Except as set forth of Section 4(t) of the Disclosure Schedule, none of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(t) of the Disclosure Schedule could reasonably be expected to result in a material adverse change in the business, financial condition, operations, results of operations, or future prospects of Application Methods. None of the Shareholders has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Application Methods.

       (u) PRODUCT WARRANTY. To the Knowledge of Shareholders, each product manufactured, sold, licensed, or delivered by Application Methods has been in conformity with all applicable contractual commitments and all express and implied warranties, and except as set forth in Section 4(u) of the Disclosure Schedule, Application Methods has no Liability (and to the Knowledge of Shareholders, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Application Methods giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. Except as set forth on Section 4(u) of the Disclosure Schedule, no product manufactured, sold, licensed, or delivered by Application Methods is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or license. Section 4(u) of the Disclosure Schedule includes copies of standard terms and conditions of sale or license for Application Methods (containing applicable guaranty, warranty, and indemnity provisions).

       (v) PRODUCT LIABILITY. To the Knowledge of Shareholders, Application Methods has no Liability (and there is, to the Knowledge of Shareholders, no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Application Methods giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, licensed, or delivered by Application Methods.

       (w) EMPLOYEES. To the Knowledge of the Shareholders, no executive, key employee, or group of employees has any plans to terminate employment with Application Methods. Application Methods is not a party to or bound by any collective bargaining agreement, nor has Application Methods experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Application Methods has not committed any unfair labor practice. None of the Shareholders has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Application Methods.

       (x) EMPLOYEE BENEFITS.

            (i) Section 4(x) of the Disclosure Schedule lists each Employee Benefit Plan that Application Methods maintains or to which Application Methods contributes.

                 (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                 (B) All required reports and descriptions (including Form 5500
            Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of
            Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                 (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of Application Methods. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                 (D) Each such Employee Benefit Plan which is an Employee
            Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a) and such Plan has been adopted and maintained under a standardized prototype. To the Knowledge of Shareholders, there are no facts that would result in disqualification of any Employee Benefit Plan.

                 (E) Application Methods has no Employee Benefit Plan which is a defined benefit Employee Pension Benefit Plan.

                 (F) Shareholders have delivered to RMI correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, funding agreements and other relevant correspondence and documents initiating the participation of Application Methods in its Employee Benefit Plan received by Application Methods prior to Closing.

            (ii) With respect to each Employee Benefit Plan that Application Methods maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute there have been no Prohibited Transactions with respect to any such Employee Benefit Plan. To the Knowledge of Shareholders, no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. To the Knowledge of the Shareholders, no action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. None of the Shareholders has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

            (iii) Application Methods has never contributed to, or ever has been required to contribute to any Multi-employer Plan or has any Liability (including withdrawal Liability) under any Multi-employer Plan.

            (iv) Application Methods does not maintain or has never maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

       (y) GUARANTIES. Application Methods is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness), of any other Person, except as set forth on Section 4(y) of the Disclosure Schedule.

       (z)  ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.  Except as set forth on
Section 4(z) of the Disclosure Schedule to the Knowledge of the Shareholders:

            (i) Application Methods has complied and is in compliance with all Environmental, Health, and Safety Requirements.

            (ii) Without limiting the generality of the foregoing, Application Methods has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business Section 4(z)(ii) of the Disclosure Schedule list all such permits, licenses and other authorizations.

            (iii) Application Methods has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

            (iv) None of the following exists at any property or facility owned or operated by Application Methods: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

            (v) Application Methods has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental, Health, and Safety Requirements.

            (vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

            (vii) Application Methods has not, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

            (viii) No facts, events or conditions relating to the past or present facilities, properties or operations of Application Methods will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

       (aa) CERTAIN BUSINESS RELATIONSHIPS WITH APPLICATION METHODS. Except as set forth on Section 4(aa) of the Disclosure Schedule, the Shareholders and their Affiliates have not been involved in any business arrangement or relationship with Application Methods within the past twelve (12) months, and Shareholders and their Affiliates do not own any asset, tangible or intangible, which is used in the business of Application Methods.

       (bb) BROKERS' FEES. Application Methods has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent
with respect to the transactions contemplated by this Agreement.   Any
liability for such fees is the sole obligation of the Shareholders.

       (cc) REPRESENTATIONS REGARDING CODE SECTIONS 368(a)(1)(A) AND 368(a)(2)(E). Following the transaction contemplated hereby, Surviving Corporation will hold immediately following the transaction at least seventy percent (70%) of the fair market value of Application Methods' gross assets prior to the transaction contemplated hereby and at least ninety percent (90%) of the fair market value of Application Methods' net assets prior to the transaction contemplated hereby. For purposes of this representation, amounts paid by Application Methods or Subsidiary to dissenters, amounts used by Application Methods or Subsidiary to pay reorganization expenses, and all redemptions and distributions (except regular and normal dividends) made by Application Methods will be included as assets of Application Methods or Subsidiary, respectively, immediately prior to the transaction. Application Methods is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

       (dd)  DISCLOSURE.   The representations and warranties contained in
this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

       5. REPRESENTATIONS AND WARRANTIES OF RMI AND SUBSIDIARY. Each of RMI and Subsidiary represents and warrants to Application Methods and Shareholders that the statements contained in this Section 5 are true, correct and complete as of the Closing Date.

       (a) ORGANIZATION. Each of RMI and Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

       (b) AUTHORIZATION OF TRANSACTION. Each of RMI and Subsidiary has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of RMI and Subsidiary enforceable in accordance with its terms and conditions.

       (c)  RMI SHARES.  The RMI Shares representing the Merger
Consideration, when issued pursuant to this Agreement and in reliance upon the representations of the Shareholders and Application Methods in Sections 3 and 4, will be validly issued, fully paid and nonassessable.

       (d) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which RMI or Subsidiary is subject or by which any of their assets are bound or any provision of their respective charters or bylaws.

       (e) BROKERS' FEES. Neither RMI nor Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Shareholders could become liable or obligated.

       (f) EXPENSES. Each of RMI and Subsidiary acknowledges that all costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and consummation of the transactions contemplated hereby are the sole responsibility of each such entity and each of RMI and Subsidiary will pay their respective costs and expenses. This representation is made without regard to the limitations on indemnification set forth in Section 9(f) of this Agreement.

       (g)  REPRESENTATIONS REGARDING CODE SECTIONS 368(a)(1)(A) AND
368(a)(2)(E).

            (i) Following the transaction contemplated hereby, Surviving Corporation will hold immediately following the transaction at least seventy percent (70%) of the fair market value of Application Methods' gross assets prior to the transaction contemplated hereby and at least ninety percent (90%) of the fair market value of Application Methods' net assets prior to the transaction contemplated hereby. For purposes of this representation, amounts paid by Application Methods or Subsidiary to dissenters, amounts used by Application Methods or Subsidiary to pay reorganization expenses, and all redemptions and distributions (except regular and normal dividends) made by Application Methods will be included as assets of Application Methods or Subsidiary, respectively, immediately prior to the transaction.

            (ii) Prior to the transaction, RMI will be in control of Subsidiary within the meaning of Section 368(c)(1) of the Code.

            (iii) RMI has no plan or intention to issue additional shares of Surviving Corporation stock that would result in RMI losing control of Surviving Corporation within the meaning of Section 368(c)(1) of the Code.

            (iv) Except as otherwise provided in this Agreement, RMI has no plans or intention to reacquire any of the RMI Shares issued pursuant to this Agreement.

            (v) RMI has no plan or intention to sell or otherwise dispose of any of the assets of Surviving Corporation acquired in the transaction, except for dispositions made in the ordinary course of business, transfers of assets to a corporation controlled by RMI or transfers described in Section 368(a)(2)(c) of the Code.

            (vi) Except for transfers of stock to corporations controlled by RMI, RMI has no plan or intention (A) to liquidate Surviving Corporation;
       (B) to merger Surviving Corporation with or into another corporation, except in accordance with Section 368(a)(1)(F) of the Code, or (C) to sell or otherwise dispose of the stock of Surviving Corporation except for transfers to a corporation controlled by RMI or transfers described in Section 368(a)(2)(c) of the Code.

            (vii) Following the transaction, RMI plans to cause Surviving Corporation to continue its historic business or use a significant portion of its historic assets in a business.

            (viii) RMI is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

       6. INTENTIONALLY DELETED.

       7. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

       (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below). Shareholders and Application Methods acknowledge and agree that from and after Closing RMI or Subsidiary will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Application Methods.

       (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction accruing on or prior to the Closing Date involving Application Methods, each of the other Parties will cooperate together with their counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 9 below).

       (c) TRANSITION. Shareholders will not take any action that is designed, intended or could reasonably be expected to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Application Methods from maintaining the same business relationships with Application Methods after Closing as it maintained with Application Methods prior to the Closing. Shareholders will refer all customer inquiries relating to the businesses of Application Methods to RMI or Subsidiary from and after the Closing.

       (d) CONFIDENTIALITY. Each of the Shareholders and Application Methods will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to RMI or destroy, at the request and option of RMI, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any Shareholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Shareholder will notify RMI promptly of the request or requirement so that RMI may seek an appropriate protective order or waive compliance with the provisions of this Section 7(d). If, in the absence of a protective order or the receipt of a waiver hereunder, such Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Shareholder may disclose the Confidential Information to the tribunal; PROVIDED, HOWEVER, that such Shareholder shall use his best efforts to obtain, at the request of RMI, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as RMI shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

       (e) NON-SOLICITATION. Each Shareholder agrees that for a period of one (1) year after termination of employment with RMI, Surviving Corporation and/or any affiliate thereof, or if a Shareholder is not continuing employment with Surviving Corporation, then one (1) year from the date hereof, he will not, in any manner, whether with or without cause, directly or indirectly, either as owner, officer, employer, employee, independent contractor, stockholder, agent, principal, manager, consultant, partner or otherwise, (i) induce any employees, agent or contractor of RMI, Surviving Corporation, and/or any affiliate thereof to terminate his, her or its employment, agency or contractor relationship with RMI, Surviving Corporation or an affiliate thereof, or (ii) hire or attempt to hire any employees, agent or contractor of RMI, Surviving Corporation or any affiliate thereof.

       EACH SHAREHOLDER AGREES THAT THE COVENANTS MADE IN THIS SECTION ARE REASONABLE WITH RESPECT TO THEIR DURATION AND PROSCRIPTION. Shareholder further agrees that the covenants made in this Section shall be construed as an agreement independent of any other provision of this Agreement. Hence, the covenants made in this Section shall survive Closing. Moreover, the existence of any claim or cause of action of Shareholders against RMI, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement by Application Methods or RMI of these covenants.

       (f) COVENANT NOT TO COMPETE. Each Shareholder agrees that for a period of the longer of (i) two (2) years from and after Closing or (ii) one
(1) year after termination of employment with RMI, Surviving Corporation and/or any affiliate thereof ("NON-COMPETITION PERIOD") and within the Geographical Market, he will not, directly or indirectly, engage in any competitive business to the Surviving corporation, RMI or any affiliate thereof; PROVIDED HOWEVER, that if a Shareholder is hired and then subsequently terminated by RMI, Surviving Corporation and/or any affiliate thereof without Cause (as defined below), then, during the Non-competition Period extending beyond two (2) years from and after Closing, the Shareholder shall be permitted to engage in any capacity in any business or employment opportunity so long as such Shareholder does not assist, directly or indirectly, the new business or employer to compete, directly or indirectly, against Surviving Corporation, RMI or any affiliate thereof in the Geographical Market.

       Notwithstanding anything in this Section 7(f) to the contrary, a Shareholder shall not be deemed to be in violation of the provisions of this
Section 7(f) solely by reason of the Shareholder's ownership, whether direct or indirect, of stock in a publicly traded company so long as said ownership does not exceed five percent (5%) of the outstanding stock of any publicly traded company.

       For purposes of this Section 7(f), "Cause" shall mean: (i) Shareholder's material failure or refusal to perform the duties of his employment and/or the provisions of this Agreement after written notice to Shareholder; (ii) Shareholder's gross negligence or continued negligence in the performance of such duties, or refusal to abide by or comply with the reasonable, lawful directives of the board of directors, his superior officers, or the policies or procedure of RMI, Surviving Corporation or any affiliate thereof, (iii) Shareholder's willful dishonesty, fraud, or gross misconduct with respect to the business or affairs of RMI, Surviving Corporation or any affiliate thereof that, in such entities reasonable judgment, adversely affects the operations or reputation of RMI, Surviving Corporation or any affiliate thereof, including but not limited to theft or embezzlement; or (iv) Shareholder's conviction of a felony or other crime involving moral turpitude.

       Each Shareholder agrees that the covenants made in this Section 7(f) are reasonable with respect to their duration, geographical area and proscription. Each Shareholder further agrees that the covenants made in this
Section 7(f) shall be construed as an agreement independent of any other provision of this Agreement. Hence, the covenants made in this Section 7(f) shall survive Closing. Moreover, the existence of any claim or cause of action of any Shareholder against Surviving Corporation and/or RMI, whether or not predicated upon the terms of this Agreement, shall not constitute a defense to the enforcement by Surviving Corporation and/or RMI of these covenants. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7(f) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

       (g) CERTAIN LIMITATION OF RMI SHARES. In addition to the restrictions on transfer set forth in Section 3 hereof, each Shareholder agrees that in any transaction (i) registered under the Securities Act or
(ii) effected pursuant to Rule 144 under the Securities Act such Shareholder shall not offer, sell or contract to sell in any calendar week more that 5,000 shares of RMI common stock received by such Shareholder as Closing Purchase Price, Contingent Purchase Price or from another Shareholder. Each Shareholder further agrees that as a condition precedent to any transfer, sale, pledge, hypothecation, granting of any option to purchase, or other disposition of any shares of RMI common stock by it, except a transfer pursuant to (i) or (ii) above, it will obtain from the transferee, pledgee or optionee, as the case may be, a covenant restricting the resale of such shares of RMI common stock by the transferee in a public transaction to 5,000 shares per calendar week.

       (h) EFFECTIVENESS OF REGISTRATION STATEMENT. RMI agrees to maintain the effectiveness of the S-1 Registration Statement described in Section 2(f)(i) above for a period of at least one (1) year immediately subsequent to the date on which it becomes effective.

       (i) CERTAIN COVENANTS REGARDING CODE SECTIONS 368(a)(1)(A) and 368(a)(2)(E). Unless the auditors or accountants of RMI or an affiliate thereof determine that there is no reasonable basis for doing so, RMI will file or will cause to be filed all Tax Returns for all periods beginning after or including the Closing Date on a basis consistent with the treatment of the merger of Subsidiary with and into Application Methods as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. Shareholders will furnish any information reasonably requested by RMI, its affiliates or agents to assist RMI in connection with the reporting of the transaction contemplated by this Agreement.

       8. CONDITIONS TO OBLIGATION TO CLOSE.

       (a) CONDITIONS TO OBLIGATION OF RMI AND SUBSIDIARY. The obligation of each of RMI and Subsidiary to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

            (i) Application Methods, the Shareholders of Application Methods and e-SELL and the Shareholders of e-SELL shall have caused e-SELL to be merged with and into Application Methods with Application Methods as the surviving corporation;


                            [INTENTIONALLY LEFT BLANK]

            (ii) this Agreement and the Merger shall have received the Requisite Shareholders Approval;

            (iii) Application Methods shall have procured all third party consents as set forth on Section 4(c) of the Disclosure Schedule or that are otherwise required by this Agreement;

            (iv) Application Methods and RMI shall have procured all necessary government consents, required to permit it to consummate this transaction;

            (v) Shareholders and Application Methods shall have delivered to RMI and Subsidiary a Disclosure Schedule as of Closing which shall be acceptable to RMI, in its sole discretion;

            (vi) Shareholders and Application Methods shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing;

            (vii) Application Methods has not granted any options, warrants, or other rights to purchase or obtain any of its capital stock or issued, sold, or otherwise disposed of any of its capital stock, except as set forth on Section 4(b) of the Disclosure Schedule;

            (viii) Application Methods has not declared, set aside, or paid any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeemed, repurchased, or otherwise acquired any of its capital stock since December 31, 1997, except as disclosed on Section 4(h)(1) of the Disclosure Schedule;

            (ix) Application Methods has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation or created or suffered the creation of any other Liability of Application Methods liability for borrowing money other than liabilities, except as disclosed on Section 4(h) of the Disclosure Schedule;

            (x) Shareholders shall deliver Financial Statements certified by each Shareholder as in compliance with Section 4(g) of this Agreement;

            (xi) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, or local jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
       (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of RMI to own the capital stock of the Surviving Corporation and to control the Surviving Corporation, (D) affect adversely the right of the Surviving Corporation to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); or (E) adversely affect the right of Shareholders to own the RMI Shares delivered to Shareholders at Closing as part of the Merger Consideration;

            (xii) Shareholders shall cause Application Methods to deliver to RMI and Subsidiary Certificates of the Chief Executive Officer of Application Methods dated as of Closing certifying that the following are true, copies or the originals thereof: Articles of Incorporation of Application Methods,as amended, and certified by the Secretary of State of Washington after June 1, 1998, bylaws (as amended to date), minute books (containing the records of meetings of the Shareholders, the Board of Directors, and any committees of the Board of Directors), stock certificate books, and stock record books of Application Methods;

            (xiii) RMI and Subsidiary shall have received from counsel to Application Methods an opinion in form and substance satisfactory to RMI and RMI's counsel for RMI, addressed to RMI and Subsidiary, and dated as of the Closing Date;

            (xiv) Application Methods shall deliver to RMI and Subsidiary a letter from Peterson Sullivan LLC stating that with respect to the audited financial statements for the calendar years ending 1996 and 1997, as the case may be, that the financial statements for each year present fairly, in all material respects, the financial position of Application Methods for each of the respective years, and the result of operations and cash flow for each of the respective years then ended are in conformity with generally accepted accounting principals (the "APPLICATION METHODS ACCOUNTANT'S LETTER"). The Application Methods Accountant's Letter shall authorize RMI to include the above referenced audited financial statements and the Application Methods Accountant's Letter in any required filing of RMI to the Security and Exchange Commission, subject to Shareholders' or Application Methods' review of such filing. The Application Methods Accountant's Letter shall be satisfactory to RMI and Subsidiary in form and substance;

            (xv) RMI and Subsidiary shall have received the resignations, effective as of the Closing, of each director and officer of Application Methods;

            (xvi) RMI and Subsidiary shall have completed its due diligence with respect to Application Methods, to its sole satisfaction;

            (xvii) RMI shall have procured the approval of its Board of Directors of the Merger as contemplated by this Merger Agreement;

            (xviii) Shareholders shall cause Application Methods to freeze contribution to the Application Methods 401(k) Plan contingent on and effective as of Closing and transfer control of it to the new directors and officers of Surviving Corporation. No further contributions to or distributions from the 401(k) Plan shall be made until Application Methods has received written approval from the Internal Revenue Service; and

            (xix) all actions to be taken by Shareholders and Application Methods in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to RMI and Subsidiary.

       RMI and Subsidiary may waive any condition specified in this Section 8(a) only if they execute a writing so stating at or prior to the Closing. RMI and Subsidiary's knowledge of a breach of a representation, warranty or covenant shall not be considered as a waiver of any of the above conditions.

       (b) CONDITIONS TO OBLIGATION OF SHAREHOLDERS AND APPLICATION METHODS. The obligation of Shareholders and Application Methods to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

            (i) RMI shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

            (ii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, including without limitation, RMI's ability to use its best efforts to amend the current Form S-1 in registration by August 25, 1998 subject to Section 2(f)(i) above, to include the Shareholders as selling shareholders as to the Registrable Shares; (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); (C) adversely affect the right of Shareholders to own the RMI Shares delivered to Shareholders at Closing as part of the Merger Consideration; or (D) prevent the SEC from declaring the Registration Statement effective;

            (iii) RMI shall have procured the approval of its Board of Directors of the Merger as contemplated by this Merger Agreement;

            (iv) Application Methods and Shareholders shall have received from counsel to RMI and Subsidiary an opinion satisfactory to Application Methods and Application Methods' counsel, addressed to Application Methods and Shareholders, and dated as of the Closing Date, and

            (v) all actions to be taken by RMI and Subsidiary in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Shareholders.

       Shareholders may waive any condition specified in this Section 8(b) if they execute a writing so stating at or prior to the Closing.

       9. REMEDIES FOR BREACHES OF THIS AGREEMENT.

       (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of a representation, warranty or covenant at the time of Closing) and shall continue in full force and effect until March 31, 2000, PROVIDED, HOWEVER, the representations and warranties set forth in Sections 4(k), 4(x) and 4(z) hereof shall survive Closing for a period of time equal to the applicable statute of limitations plus two (2) months and the representation and warranty set forth in Section 3(b) hereof shall survive Closing forever.

       (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF RMI AND SUBSIDIARY. Shareholders agree to indemnify RMI and Subsidiary from and against the entirety of any Adverse Consequences RMI or Subsidiary may suffer (including any Adverse Consequences suffered in connection with a particular claim after the making of such claim for indemnification or after the end of any applicable survival period for such claim) resulting from, arising out of, relating to, in the nature of, or caused by any of the following:

            (i) Shareholders' or Application Method's breach (or the allegation by any third party of facts that, if true, would mean either has breached) of any of the representations, warranties, or covenants
       contained in this Agreement.   For purposes of calculating the amount
       of any Adverse Consequences, qualification such as "Knowledge," "material," "materiality" or similar qualification, shall be disregarded;

            (ii) any Liability of Application Methods or obligation of any nature of Application Methods, accruing prior to the Effective Time, except to the extent such Liability is reflected in the March 31, 1998 Balance Sheet, on the Disclosure Schedule to this Agreement or as otherwise provided in this Section 9.

            (iii) any Liability of Application Methods for (w) any Taxes of Application Methods with respect to or as result of the merger of e-SELL with and into Application Methods prior to the execution of this Agreement, (x) any Taxes of Application Methods with respect to any Tax year or portion thereof ending on or before December 31, 1997, to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the March 31, 1998 Balance Sheet, (y) any Taxes of e-SELL, and (z) and any Person (other than Application Methods) for periods ending on or before the December 31, 1997 for which Application Methods is obligated under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor, by contract, or otherwise. Indemnification under this Section 9(b)(iii) shall be for the full amount without regard to any Indemnification Threshold; or

            (vi) any untrue statement of any material fact contained in the Registration Statement or the prospectus comprising a portion thereof, or any amendment or supplement thereto, or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not materially misleading in light of the circumstances under which they were made; insofar as such Adverse Consequences result from or arise out of or are based upon an untrue statement or omission made in the Registration Statement or the prospectus comprising a portion thereof, or such amendment or supplement, in reliance upon and in conformity with information furnished to RMI by or through a Shareholder.

       (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF SHAREHOLDERS. In the event RMI or Subsidiary breaches any of its representations, warranties, or covenants contained herein or in the event of any untrue statement of any material fact contained in the Registration Statement or the prospectus comprising a portion thereof, or any amendment or supplement thereto, or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not materially misleading in light of the circumstances under which they were made, then RMI agrees to indemnify Shareholders from and against the entirety of any Adverse Consequences Shareholders may suffer through and after the date of the claim for indemnification (including any Adverse Consequences suffered in connection with a particular claim after the making of such claim for indemnification or after the end of any applicable survival period for such claim) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach) or the material misstatement or material omission or alleged material misstatement or material omission and any actions, judgements, costs and expenses incident to any of the forgoing; PROVIDED, HOWEVER, that the Shareholders will not be entitled to indemnification in any such case to the extent that any such Adverse Consequences result from or arise out of or are based upon an untrue statement, or alleged untrue statement, or omission or alleged omission made in the Registration statement or the prospectus comprising a portion thereof, or such amendment or supplement, in reliance upon and in conformity with information furnished to RMI by or through a Shareholder.

       (d) MATTERS INVOLVING THIRD PARTIES.

            (i) If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification against any other Party (the "INDEMNIFYING PARTY") under this Section 9, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

            (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third

       Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. Notwithstanding anything herein to the contrary, the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

            (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim and
       (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).

            (iv) In the event any of the conditions in Section 9(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and provided the Indemnified Party shall consult with any Indemnifying Party in connection therewith provided such consultation shall not be deemed to require consent of the Indemnifying Party), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable and documented attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

       (e) REMEDIES. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to Application Methods, or the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, RMI and Subsidiary shall be entitled, but not required, to setoff any amounts due to either entity pursuant to this Section 9 against any and all amounts payable to Shareholders under this Agreement or otherwise.

       (f) LIMITATIONS ON INDEMNIFICATION. Except as otherwise provided in Sections 9(b)(ii) and (iii) of this Agreement, no Party to this Agreement shall be required to indemnify the other Party under this Section 9 unless and until the total amount of any individual indemnification claim is equal to or exceeds Ten Thousand and No/100 Dollars ($10,000) per claim ("Claim Threshold"), or multiple indemnification claims equal to or exceeding $50,000.00 in the aggregate ("Aggregate Threshold") (the Claim Threshold and Aggregate Threshold are individually and collectively referred to as "Indemnification Threshold"). If the respective Indemnification Threshold is reached, all indemnification Liability above such respective Indemnification Threshold shall be assessed against a Party so as to exclude all Liability up to the Indemnification Threshold. The aggregate amount of Shareholders' liability under this Section 9(f) shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000.00), ("Indemnification Cap"). Notwithstanding the forgoing Section 9(f), there shall be no Indemnification Threshold or Indemnification Cap for Adverse Consequences as a result of a breach of the representation and warranty set forth in Section 3(b).

       (g) SHAREHOLDERS PAYMENT OBLIGATIONS FOR INDEMNIFICATION. In the event the Shareholders are required to satisfy an indemnification obligation under this Section 9, the Shareholders, at their option, shall be entitled to satisfy any such indemnification obligation by payment of cash or of RMI Shares having a market value based upon the average closing price of the RMI common stock, rounded to two (2) decimal places, as reported on the NASDAQ SmallCap National Market or National Market System or other national exchange then listing RMI Shares for each of the twenty (20) consecutive trading days for the period ending on the date of payment.

       (h) OTHER INDEMNIFICATION PROVISIONS. Each of the Shareholders hereby agrees that they will not make any claim for indemnification against Application Methods, which shall include without limitation e-SELL prior to the merger with Application Methods, by reason of the fact that such Shareholder was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity prior to closing (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by RMI against such Shareholders (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

       10. TAX MATTERS. The following provisions shall govern the allocation of responsibility as between RMI and Shareholders for certain tax matters following the Closing Date:

       (a) TAX RETURN FILING OBLIGATION. Subject to the Tax Liability allocation in Section 9(b)(iii), RMI shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of Application Methods for all periods ending on or after December 31, 1997 for which such Tax Returns are not required, by extension or otherwise, to be filed on or before the Closing Date. RMI shall permit Shareholders to review and comment on each such Tax Return described in the preceding sentence prior to filing. Shareholders shall prepare or cause to be prepared and shall file or cause to be filed any Tax Returns of e-SELL. Shareholder shall permit RMI to review and comment on each such Tax Return described in the preceding sentence prior to filing. Nothing in the Section 10(a) shall modify the effect of the Liability and indemnification of Taxes set forth in Section 9(b)(iii).

       (b) COOPERATION ON TAX MATTERS.

            (i) RMI, Surviving Corporation and Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Application Methods and Shareholders shall provide to RMI all books and records with respect to Tax matters pertinent to Application Methods relating to any taxable period beginning before the Closing Date and RMI agrees to retain such books and records until the expiration of the applicable statute of limitations (and, to the extent notified by Shareholders, any extensions thereof of the respective taxable periods), and to abide by all record retention agreements entered into with any taxing authority.

            (ii) RMI, Surviving Corporation and Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

            (iii) RMI, Surviving Corporation and Shareholders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

       (c) CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Shareholders when due, and Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, RMI will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

       11.  INTENTIONALLY DELETED.

       12 .   DEFINED TERMS.

       "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, interest and fees, including court costs and reasonable and documented attorneys' fees and expenses.

       "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

       "AFFILIATED GROUP" means any affiliated group within the meaning of
Section 1504(a) of the Code or any similar group defined under a similar provision of federal, state or local law.

       "APPLICATION METHODS" has the meaning set forth in the preface above.

       "APPLICATION METHODS ACCOUNTANT'S LETTER" has the meaning set forth in
Section 8(a)(xiv).

       "APPLICATION METHODS SHARE" means any share of the common stock, no par value per share, of Application Methods.

       "ARTICLES OF MERGER" has the meaning set forth in Section 2(c).

       "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

       "CLOSING" has the meaning set forth in Section 2(c).

       "CLOSING DATE" has the meaning set forth in Section 2(c).

       "CODE" means the Internal Revenue Code of 1986 and any regulation thereunder, as amended from time to time.

       "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of Application Methods that is not already generally available to the public.

       "DISCLOSURE SCHEDULE" has the meaning set forth in Sections 3 and 4.

       "EFFECTIVE TIME" has the meaning set forth in Section 2(d)(i).

       "EMPLOYEE BENEFIT PLAN" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multi-employer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

       "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(2).

       "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in ERISA
Section 3(1).

       "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       "FIDUCIARY" has the meaning set forth in ERISA Section 3(21).

       "FINANCIAL STATEMENT" has the meaning set forth in Section 4(g).

       "GAAP" means United States generally accepted accounting principles as in effect from time to time.

       "GEOGRAPHICAL MARKET" means the United States, Mexico and Canada. Shareholders hereby acknowledge that RMI is a full service, national communications company providing Internet access, local telephone service and IP telephony long distance service, Web development and hosting, network management, system integration and co-location services to clients and customers throughout the United States. Shareholders further acknowledge that RMI plans expansions into the international market, including Mexico and Canada, and continued growth both within and outside the United States. Shareholders further acknowledge that RMI's acquisition of Application Methods as contemplated by the Merger Agreement evidences RMI's intent to integrate Application Methods and its operations as an integral part of RMI's plans for growth and expansion.

       "INDEMNIFIED PARTY" has the meaning set forth in Section 9(d).

       "INDEMNIFYING PARTY" has the meaning set forth in Section 9(d).

       "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith,
(d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

       "KNOWLEDGE" means actual knowledge after reasonable inquiry of relevant employees or advisors of Application Methods, RMI or Subsidiary, as the case may, whose knowledge is at issue.

       "LIABILITY" means any liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

       "MERGER" has the meaning set forth in Section 2(a).

       "MERGER CONSIDERATION" has the meaning set forth in Section 2(f).

       "MULTI-EMPLOYER PLAN" has the meaning set forth in ERISA Section 3(37).

       "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

       "PARTY" has the meaning set forth in the preface above.

       "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

       "PROHIBITED TRANSACTION" has the meaning set forth in ERISA Section 406 and Code Section 4975.

       "REQUISITE SHAREHOLDERS APPROVAL" means the affirmative vote of the holders of Application Methods Shares.

       "RMI" has the meaning set forth in the preface above.

       "RMI SHARES" means the shares of common stock, $0.001 par value per share, of RMI.

       "SECURITIES ACT" means the Securities Act of 1933, as amended.

       "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

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

       "SHAREHOLDERS" has the meaning set forth in the preface.

       "SURVIVING CORPORATION" has the meaning set forth in Section 2(a).

       "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

       "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

       "THIRD PARTY CLAIM" has the meaning set forth in Section 9(d).

       13. MISCELLANEOUS.

       (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. Unless required by any federal, state or local law or by any regulation including but not limited to the Securities and Exchange Commission, as determined by counsel for RMI, no Party shall issue any statement or communication to the public, regarding this proposed transaction without the consent of the parties hereto. In the event such disclosure is required by law or by regulation, the disclosing party shall use reasonable efforts to provide the non-disclosing party with notice.

       (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

       (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

       (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of RMI and Application Methods.

       (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

       (f) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

       (g) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

       IF TO RMI:          Rocky Mountain Internet, Inc       .
                           Douglas H. Hanson, President, CEO and Chairman
                           1099 18th Street, 30th floor
                           Denver, Colorado 80202



            COPY TO:       Minor & Brown, P.C.
                           Lisa A. D'Ambrosia
                           650 South Cherry Street, Suite 1100
                           Denver, Colorado 80246
                           Facsimile: (303) 320-6336

IF TO SHAREHOLDERS:        Ronald M. Stevenson
                           11612 82nd Avenue South
                           Seattle, Washington  98178

                           Gregory A. Brown
                           13936 SE 158th Street
                           Renton, Washington  98058

                           Ronald Nicholl
                           3311 Ross Avenue/P.O. Box 2194
                           Gig Harbor, Washington  98335

            COPY TO:       Stoel Rives LLP
                           Gary Glisson, Esq.
                           900 SW Fifth Avenue, Suite 2300
                           Portland, Oregon 97204-1268
                           Facsimile: (503) 220-2480

            Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

       (h) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

       (i) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by RMI and Application Methods. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

       (j) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

       (k) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

       (l) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

       (m) SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of federal court, sitting in Denver, Colorado in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the

Party to be served at the address and in the manner provided for the giving of notices in Section 12(g) above. Nothing in this Section 12(n), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.



                     [INTENTIONALLY LEFT BLANK]

       IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

Rocky Mountain Internet, Inc.,
a Delaware corporation


By:  /s/ Douglas H. Hanson
     -------------------------------------
     Douglas H. Hanson, President, CEO,
       and Chairman of the Board


RMI Acquisition Subsidiary, Inc.
a Colorado corporation


By:  /s/ Douglas H. Hanson
     -------------------------------------
     Douglas H. Hanson, President, CEO,
       and Chairman of the Board


Application Methods, Incorporated
a Washington corporation


By:  /s/ Ronald Stevenson
     -------------------------------------
     Ronald Stevenson, CEO and
       Chairman of the Board


/s/ Ronald Stevenson
------------------------------------
Ronald Stevenson, Shareholder


/s/ Gregory A. Brown
------------------------------------
Gregory A. Brown, Shareholder


/s/ Ronald Nicholl
------------------------------------
Ronald Nicholl, Shareholder



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